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                                                                    Exhibit 11.1

                            TRANSITION SYSTEMS, INC.
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                                         COMPUTATION OF EARNINGS PER SHARE
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
For the year ended September 30, 1995

Weighted average shares outstanding:
           Pro forma common stock outstanding(1) ...............................       10,087,776
           Cheap stock(2) ......................................................        3,798,353
           Pro forma weighted average number of common shares and
           common equivalent shares outstanding ................................       13,886,129
                                                                                      ===========

Net income:
           Net income before extraordinary item ................................      $ 5,626,233
           Extraordinary item ..................................................               --
           Net income ..........................................................        5,626,233
           Net income allocable to common stockholders .........................        5,626,233

Earnings per share:
           Net income before extraordinary item ................................      $      0.41
           Extraordinary item ..................................................               --
           Net income ..........................................................             0.41
           Net income allocable to common stockholders .........................             0.41

For the year ended September 30, 1996

Weighted average shares outstanding:
           Common stock outstanding(1) .........................................       13,214,432
           Common stock equivalent .............................................        3,757,289
           Pro forma weighted average number of common shares and
           common equivalent shares outstanding ................................       16,971,721
                                                                                      ===========

Net income:
           Net income before extraordinary item ................................      $ 6,287,256
           Extraordinary item ..................................................       (2,148,697)
           Net income ..........................................................        4,138,559
           Net income allocable to common stockholders .........................      $ 3,545,083

Earnings per share:
           Net income before extraordinary item ................................      $      0.37
           Extraordinary item ..................................................            (0.13)
           Net income ..........................................................             0.24
           Net income allocable to common stockholders .........................      $      0.21
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(1)        Gives effect to the Recapitalization. See Note 9 of Notes to Consolidated Financial
           Statements.
(2)        Calculated in accordance with the Securities and Exchange Commission Staff Accounting
           Bulletin No. 83 ("SAB 83"), except that common stock issuable upon conversion of the preferred stock is included in pro forma common stock outstanding and excluded from cheap stock.
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